Exhibit 99.1

August 23, 2012

Mr. Pike,

I am tendering my resignation from the Pike Electric Board of Directors and all of the Committees of that Board as of August 31, 2012. I am resigning to ensure that there is no appearance of any conflict between my responsibilities as a Director of Pike Electric and my responsibilities as a State Representative of the State of Ohio.

/s/ Louis F. Terhar